Federated Funds


                         Fidelity Bond Filing and Amendments


                       Joint Insureds Agreement and Amendments








      Contents of Submission:


      1) Copy of the expired Chubb Financial Institution Investment Company Asset Protection Bond ("Bond") and amendments thereto received on October 16, 2006 for filing as required by Rule 17g- 1(g)(B)(i);*


      2) Copy of the resolutions of a majority of the disinterested directors approving the amount, type, form and coverage of the Bond, and the portion of the premium to be paid by such company as required by Rule 17g-1(g)(B)(ii);**


      3) Copy of a statement showing the amount of the single insured bond which the investment company would have provided and maintained had it not been named as an insured under a joint insured bond;


      4) As required by Rule 17g-1(g)(B)(iv), the period for which premiums were paid was October 1, 2005 to October 1, 2006; and


      5) Copy of the agreement and amendments thereto between the Investment company and all of the other named insureds as required by Rule 17g-1(g)(B)(v).





      * Expired excess bonds for AIG and CNA each for the coverage year October 1, 2005 - October 1, 2006 are incorporated by reference to the Federated Funds Fidelity Bond Amendment filing submitted on August 28, 2006.





      ** Incorporated by reference to the Federated Funds Fidelity Bond
         Amendment filing submitted on August 28, 2006.









               Chubb Group of Insurance Companies
         15 Mountain View Road, Warren, New Jersey 07059

                    FEDERAL INSURANCE COMPANY
              Incorporated under the laws of Indiana
       a stock insurance company herein called the COMPANY
Capital Center, 251 North Illinois, Suite 1100
                    Indianapolis, IN 46204-1927

                           DECLARATIONS
________________________________________________________________

FINANCIAL INSTITUTION INVESTMENT COMPANY ASSET PROTECTION BOND
Bond Number: 81948005

NAME OF ASSURED (including its Subsidiaries):

FEDERATED INVESTORS, INC.

1001 Liberty Avenue

Pittsburgh, PA 15222

ITEM 1. BOND PERIOD: from 12:01 a.m. on October 1, 2005
                       to 12:01 a.m. on October 1, 2006

ITEM 2. LIMITS OF LIABILITY--DEDUCTIBLE AMOUNTS:
If 'Not Covered' is inserted below opposite any specified INSURING CLAUSE, such INSURING CLAUSE and any other reference shall be deemed to be deleted. There shall be no deductible applicable to any loss under INSURING CLAUSE 1. sustained by any Investment Company.
                                                      DEDUCTIBLE
INSURING CLAUSE                 LIMIT OF LIABILITY      AMOUNT
1. Employee                        $   15,000,000   $         0
2. On Premises                     $   15,000,000   $   250,000
3. In Transit                      $   15,000,000   $   250,000
4. Forgery or Alteration           $   15,000,000   $   250,000
5. Extended Forgery                $   15,000,000   $   250,000
6. Counterfeit Money               $   15,000,000   $   250,000
7. Threats to Person               $   15,000,000   $   250,000
8. Computer System                 $   15,000,000   $   250,000
9. Voice Initiated Funds Transfer
   Instruction                     $    1,000,000   $   250,000
10 Uncollectible Items of Deposit  $    1,000,000   $   250,000
11.Audit Expense                   $      250,000   $   100,000

ITEM 3. THE LIABILITY OF THE COMPANY IS ALSO SUBJECT TO THE
TERMS OF THE FOLLOWING ENDORSEMENTS EXECUTED SIMULTANEOUSLY
HEREWITH:
       1 - 6.

IN WITNESS WHEREOF, THE COMPANY has caused this Bond to be signed by its authorized officers, but it shall not be valid unless also signed by an authorized representative of the Company.

/S/ W. Andrew Macan
W. Andrew Macan
Secretary

/s/ Thomas F. Motamed
Thomas F. Motamed
President

/s/ Robert Hamburger
Robert Hamburger
Authorized Representative

===================================================================

The COMPANY, in consideration of payment of the required premium, and in reliance on the APPLICATION and all other statements made and information furnished to the COMPANY by the ASSURED, and subject to the DECLARATIONS made a part of this Bond and to all other terms and conditions of this Bond, agrees to pay the ASSURED for:

Insuring Clauses

Employee
1. Loss resulting directly from Larceny or Embezzlement committed by any Employee, alone or in collusion with others.

On Premises
2. Loss of Property resulting directly from robbery, burglary, false pretenses, common law or statutory larceny, misplacement, mysterious unexplainable disappearance, damage, destruction or removal, from the possession, custody or control of the ASSURED, while such Property is lodged or deposited at premises located anywhere.

In Transit
3. Loss of Property resulting directly from common law or statutory larceny, misplacement, mysterious unexplainable disappearance, damage or destruction, while the Property is in transit anywhere:
a. in an armored motor vehicle, including loading and unloading thereof,
b. in the custody of a natural person acting as a messenger of the ASSURED, or
c. in the custody of a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided, however, that covered Property transported in such manner is limited to the following:
(1)      written records,
(2) securities issued in registered form, which are not endorsed or are restrictively endorsed, or
(3) negotiable instruments not payable to bearer, which are not endorsed or are restrictively endorsed.
        Coverage under this INSURING CLAUSE begins immediately on the receipt of such Property by the natural person or Transportation Company and ends immediately on delivery to the premises of the addressee or to any representative of the addressee located anywhere.

Forgery Or Alteration
4.       Loss resulting directly from:
a. Forgery on, or fraudulent material alteration of, any bills of exchange, checks, drafts, acceptances, certificates of deposits, promissory notes, due bills, money orders, orders upon public treasuries, letters of credit, other written promises, orders or directions to pay sums certain in money, or receipts for the withdrawal of Property, or
b. transferring, paying or delivering any funds or other Property, or establishing any credit or giving any value in reliance on any written instructions, advices or applications directed to the ASSURED authorizing or acknowledging the transfer, payment, delivery or receipt of funds or other Property, which instructions, advices or applications fraudulently purport to bear the handwritten signature of any customer of the ASSURED, or shareholder or subscriber to shares of an Investment Company, or of any financial institution or Employee but which instructions, advices or applications either bear a Forgery or have been fraudulently materially altered without the knowledge and consent of such customer, shareholder, subscriber, financial institution or Employee;
excluding, however, under this INSURING CLAUSE any loss covered under INSURING CLAUSE 5. of this Bond, whether or not coverage for INSURING CLAUSE 5. is provided for in the DECLARATIONS of this Bond.
        For the purpose of this INSURING CLAUSE, a mechanically reproduced facsimile signature is treated the same as a handwritten signature.

Extended Forgery
5. Loss resulting directly from the ASSURED having, in good faith, and in the ordinary course of business, for its own account or the account of others in any capacity:
a. acquired, accepted or received, accepted or received, sold or delivered, or given value, extended credit or assumed liability, in reliance on any original Securities, documents or other written instruments which prove to:
(1)      bear a Forgery or a fraudulently material alteration,
(2)      have been lost or stolen, or
(3)      be Counterfeit, or
b. guaranteed in writing or witnessed any signatures on any transfer, assignment, bill of sale, power of attorney, guarantee, endorsement or other obligation upon or in connection with any Securities, documents or other written instruments.
        Actual physical possession, and continued actual physical possession if taken as collateral, of such Securities, documents or other written instruments by an Employee, Custodian, or a Federal or State chartered deposit institution of the ASSURED is a condition precedent to the ASSURED having relied on such items. Release or return of such collateral is an acknowledgment by the ASSURED that it no longer relies on such collateral.
        For the purpose of this INSURING CLAUSE, a mechanically reproduced facsimile signature is treated the same as a handwritten signature.

Counterfeit Money
6. Loss resulting directly from the receipt by the ASSURED in good faith of any Counterfeit money.

Threats To Person
7. Loss resulting directly from surrender of Property away from an office of the ASSURED as a result of a threat communicated to the ASSURED to do bodily harm to an Employee as defined in Section 1.e. (1), (2) and (5), a Relative or invitee of such Employee, or a resident of the household of such Employee, who is, or allegedly is, being held captive provided, however, that prior to the surrender of such Property:
a. the Employee who receives the threat has made a reasonable effort to notify an officer of the ASSURED who is not involved in such threat, and
b. the ASSURED has made a reasonable effort to notify the Federal Bureau of Investigation and local law enforcement authorities concerning such threat.
        It is agreed that for purposes of this INSURING CLAUSE, any Employee of the ASSURED, as set forth in the preceding paragraph, shall be deemed to be an ASSURED hereunder, but only with respect to the surrender of money, securities and other tangible personal property in which such Employee has a legal or equitable interest.

Computer System
8.       Loss resulting directly from fraudulent:
a.       entries of data into, or
b. changes of data elements or programs within, a Computer System, provided the fraudulent entry or change causes:
(1) funds or other property to be transferred, paid or delivered,
(2) an account of the ASSURED or of its customer to be added, deleted, debited or credited, or
(3) an unauthorized account or a fictitious account to be debited or credited.

Voice Initiated Funds Transfer Instruction
9. Loss resulting directly from Voice Initiated Funds Transfer Instruction directed to the ASSURED authorizing the transfer of dividends or redemption proceeds of Investment Company shares from a Customer's account, provided such Voice Initiated Funds Transfer Instruction was:
a. received at the ASSURED'S offices by those Employees of the ASSURED specifically authorized to receive the Voice Initiated Funds Transfer Instruction,
b.       made by a person purporting to be a Customer, and
c. made by said person for the purpose of causing the ASSURED or Customer to sustain a loss or making an improper personal financial gain for such person or any other person.
        In order for coverage to apply under this INSURING CLAUSE, all Voice Initiated Funds Transfer Instructions must be received and processed in accordance with the Designated Procedures outlined in the APPLICATION furnished to the COMPANY.

Uncollectible Items of Deposit
10. Loss resulting directly from the ASSURED having credited an account of a customer, shareholder or subscriber on the faith of any Items of Deposit which prove to be uncollectible, provided that the crediting of such account causes:
a.       redemptions or withdrawals to be permitted,
b.       shares to be issued, or
c.       dividends to be paid,
from an account of an Investment Company.

        In order for coverage to apply under this INSURING CLAUSE, the ASSURED must hold Items of Deposit for the minimum number of days stated in the APPLICATION before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such Items of Deposit.
        Items of Deposit shall not be deemed uncollectible until the ASSURED'S standard collection procedures have failed.

Audit Expense
11. Expense incurred by the ASSURED for that part of the cost of audits or examinations required by any governmental regulatory authority or self-regulatory organization to be conducted by such authority, organization or their appointee by reason of the discovery of loss sustained by the ASSURED and covered by this Bond.

General Agreements

Additional Companies Included As Assured
A. If more than one corporation, or Investment Company, or any combination of them is included as the ASSURED herein:
(1) The total liability of the COMPANY under this Bond for loss or losses sustained by any one or more or all of them shall not exceed the limit for which the COMPANY would be liable under this Bond if all such loss were sustained by any one of them.
(2) Only the first named ASSURED shall be deemed to be the sole agent of the others for all purposes under this Bond, including but not limited to the giving or receiving of any notice or proof required to be given and for the purpose of effecting or accepting any amendments to or termination of this Bond. The COMPANY shall furnish each Investment Company with a copy of the Bond and with any amendment thereto, together with a copy of each formal filing of claim by any other named ASSURED and notification of the terms of the settlement of each such claim prior to the execution of such settlement.
(3) The COMPANY shall not be responsible for the proper application of any payment made hereunder to the first named ASSURED.
(4) Knowledge possessed or discovery made by any partner, director, trustee, officer or supervisory employee of any ASSURED shall constitute knowledge or discovery by all the ASSUREDS for the purposes of this Bond.
(5) If the first named ASSURED ceases for any reason to be covered under this Bond, then the ASSURED next named on the APPLICATION shall thereafter be considered as the first named ASSURED for the purposes of this Bond.

Representation Made By Assured
B. The ASSURED represents that all information it has furnished in the APPLICATION for this Bond or otherwise is complete, true and correct. Such APPLICATION and other information constitute part of this Bond.
        The ASSURED must promptly notify the COMPANY of any change in any fact or circumstance which materially affects the risk assumed by the COMPANY under this Bond.
        Any intentional misrepresentation, omission, concealment or incorrect statement of a material fact, in the APPLICATION or otherwise, shall be grounds for recision of this Bond.

Additional Offices Or Employees - Consolidation, Merger Or Purchase Or Acquisition Of Assets Or Liabilities - Notice To Company
C. If the ASSURED, other than an Investment Company, while this Bond is in force, merges or consolidates with, or purchases or acquires assets or liabilities of another institution, the ASSURED shall not have the coverage afforded under this Bond for loss which has:
(1)      occurred or will occur on premises, or
(2)      been caused or will be caused by an employee, or
(3) arisen or will arise out of the assets or liabilities, of such institution, unless the ASSURED:
a. gives the COMPANY written notice of the proposed consolidation, merger or purchase or acquisition of assets or liabilities prior to the proposed effective date of such action, and
b. obtains the written consent of the COMPANY to extend some or all of the coverage provided by this Bond to such additional exposure, and
c. on obtaining such consent, pays to the COMPANY an additional premium.

Change Of Control - Notice To Company
D. When the ASSURED learns of a change in control (other than in an Investment Company), as set forth in Section 2(a) (9) of the Investment Company Act of 1940, the ASSURED shall within sixty (60) days give written notice to the COMPANY setting forth:
(1) the names of the transferors and transferees (or the names of the beneficial owners if the voting securities are registered in another name),
(2) the total number of voting securities owned by the transferors and the transferees (or the beneficial owners), both immediately before and after the transfer, and
(3) the total number of outstanding voting securities. Failure to give the required notice shall result in termination of coverage for any loss involving a transferee, to be effective on the date of such change in control.

Court Costs And Attorneys' Fees
E. The COMPANY will indemnify the ASSURED for court costs and reasonable attorneys' fees incurred and paid by the ASSURED in defense, whether or not successful, whether or not fully litigated on the merits and whether or not settled, of any claim, suit or legal proceeding with respect to which the ASSURED would be entitled to recovery under this Bond. However, with respect to INSURING CLAUSE 1., this Section shall only apply in the event that:
(1) an Employee admits to being guilty of Larceny or Embezzlement,
(2) an Employee is adjudicated to be guilty of Larceny or Embezzlement, or
(3) in the absence of 1 or 2 above, an arbitration panel agrees, after a review of an agreed statement of facts between the COMPANY and the ASSURED, that an Employee would be found guilty of Larceny or Embezzlement if such Employee were prosecuted.
        The ASSURED shall promptly give notice to the COMPANY of any such suit or legal proceeding and at the request of the COMPANY shall furnish copies of all pleadings and pertinent papers to the COMPANY. The COMPANY may, at its sole option, elect to conduct the defense of all or part of such legal proceeding. The defense by the COMPANY shall be in the name of the ASSURED through attorneys selected by the COMPANY. The ASSURED shall provide all reasonable information and assistance as required by the COMPANY for such defense.
        If the COMPANY declines to defend the ASSURED, no settlement without the prior written consent of the COMPANY nor judgment against the ASSURED shall determine the existence, extent or amount of coverage under this Bond.
        If the amount demanded in any such suit or legal proceeding is within the DEDUCTIBLE AMOUNT, if any, the COMPANY shall have no liability for court costs and attorney's fees incurred in defending all or part of such suit or legal proceeding.
        If the amount demanded in any such suit or legal proceeding is in excess of the LIMIT OF LIABILITY stated in ITEM
2. of the DECLARATIONS for the applicable INSURING CLAUSE, the COMPANY'S liability for court costs and attorney's fees incurred in defending all or part of such suit or legal proceedings is limited to the proportion of such court costs and attorney's fees incurred that the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS for the applicable INSURING CLAUSE bears to the total of the amount demanded in such suit or legal proceeding.
        If the amount demanded is any such suit or legal proceeding is in excess of the DEDUCTIBLE AMOUNT, if any, but within the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS for the applicable INSURING CLAUSE, the COMPANY'S liability for court costs and attorney's fees incurred in defending all or part of such suit or legal proceedings shall be limited to the proportion of such court costs or attorney's fees that the amount demanded that would be payable under this Bond after application of the DEDUCTIBLE AMOUNT, bears to the total amount demanded.
        Amounts paid by the COMPANY for court costs and attorneys' fees shall be in addition to the LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS.

Conditions And Limitations

Definitions
1.       As used in this Bond:
a. Computer System means a computer and all input, output, processing, storage, off-line media libraries, and communication facilities which are connected to the computer and which are under the control and supervision of the operating system(s) or application(s) software used by the ASSURED.
b. Counterfeit means an imitation of an actual valid original which is intended to deceive and be taken as the original.
c. Custodian means the institution designated by an Investment Company to maintain possession and control of its assets.
d. Customer means an individual, corporate, partnership, trust customer, shareholder or subscriber of an Investment Company which has a written agreement with the ASSURED for Voice Initiated Funds Transfer Instruction.
e.       Employee means:
(1)      an officer of the ASSURED,
(2) a natural person while in the regular service of the ASSURED at any of the ASSURED'S premises and compensated directly by the ASSURED through its payroll system and subject to the United States Internal Revenue Service Form W-2 or equivalent income reporting plans of other countries, and whom the ASSURED has the right to control and direct both as to the result to be accomplished and details and means by which such result is accomplished in the performance of such service,
(3) a guest student pursuing studies or performing duties in any of the ASSURED'S premises,
(4) an attorney retained by the ASSURED and an employee of such attorney while either is performing legal services for the ASSURED,
(5) a natural person provided by an employment contractor to perform employee duties for the ASSURED under the ASSURED'S supervision at any of the ASSURED'S premises,
(6) an employee of an institution merged or consolidated with the ASSURED prior to the effective date of this Bond,
(7) a director or trustee of the ASSURED, but only while performing acts within the scope of the customary and usual duties of any officer or other employee of the ASSURED or while acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to Property of the ASSURED, or
(8) each natural person, partnership or corporation authorized by written agreement with the ASSURED to perform services as electronic data processor of checks or other accounting records related to such checks but only while such person, partnership or corporation is actually performing such services and not:
a. creating, preparing, modifying or maintaining the ASSURED'S computer software or programs, or
b. acting as transfer agent or in any other agency capacity in issuing checks, drafts or securities for the ASSURED,
(9) any partner, officer or employee of an investment advisor, an underwriter (distributor), a transfer agent or shareholder accounting recordkeeper, or an administrator, for an Investment Company while performing acts coming within the scope of the customary and usual duties of an officer or employee of an Investment Company or acting as a member of any committee duly elected or appointed to examine, audit or have custody of or access to Property of an Investment Company.
        The term Employee shall not include any partner, officer or employee of a transfer agent, shareholder accounting recordkeeper or administrator:
a. which is not an "affiliated person" (as defined in Section 2(a) of the Investment Company Act of 1940) of an Investment Company or of the investment advisor or underwriter (distributor) of such Investment Company, or
b. which is a "bank" (as defined in Section 2(a) of the Investment Company Act of 1940).
        This Bond does not afford coverage in favor of the employers of persons as set forth in e. (4), (5) and (8) above, and upon payment to the ASSURED by the COMPANY resulting directly from Larceny or Embezzlement committed by any of the partners, officers or employees of such employers, whether acting alone or in collusion with others, an assignment of such of the ASSURED'S rights and causes of action as it may have against such employers by reason of such acts so committed shall, to the extent of such payment, be given by the ASSURED to the COMPANY, and the ASSURED shall execute all papers necessary to secure to the COMPANY the rights provided for herein.
        Each employer of persons as set forth in e.(4), (5) and
(8) above and the partners, officers and other employees of such employers shall collectively be deemed to be one person for all the purposes of this Bond; excepting, however, the fifth paragraph of Section 13.
        Independent contractors not specified in e.(4), (5) or
(8) above, intermediaries, agents, brokers or other representatives of the same general character shall not be considered Employees.
f. Forgery means the signing of the name of another natural person with the intent to deceive but does not mean a signature which consists in whole or in part of one's own name, with or without authority, in any capacity for any purpose.
g. Investment Company means any investment company registered under the Investment Company Act of 1940 and listed under the NAME OF ASSURED on the DECLARATIONS.
h. Items of Deposit means one or more checks or drafts drawn upon a financial institution in the United States of America.
i. Larceny or Embezzlement means larceny or embezzlement as defined in Section 37 of the Investment Company Act of 1940.
j. Property means money, revenue and other stamps; securities; including any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any interest or instruments commonly known as a security under the Investment Company Act of 1940, any other certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing; bills of exchange; acceptances; checks; withdrawal orders; money orders; travelers' letters of credit; bills of lading; abstracts of title; insurance policies, deeds, mortgages on real estate and/or upon chattels and interests therein; assignments of such policies, deeds or mortgages; other valuable papers, including books of accounts and other records used by the ASSURED in the conduct of its business (but excluding all electronic data processing records); and, all other instruments similar to or in the nature of the foregoing in which the ASSURED acquired an interest at the time of the ASSURED'S consolidation or merger with, or purchase of the principal assets of, a predecessor or which are held by the ASSURED for any purpose or in any capacity and whether so held gratuitously or not and whether or not the ASSURED is liable therefor.
k. Relative means the spouse of an Employee or partner of the ASSURED and any unmarried child supported wholly by, or living in the home of, such Employee or partner and being related to them by blood, marriage or legal guardianship.
l. Securities, documents or other written instruments means original (including original counterparts) negotiable or non-negotiable instruments, or assignments thereof, which in and of themselves represent an equitable interest, ownership, or debt and which are in the ordinary course of business transferable by delivery of such instruments with any necessary endorsements or assignments.
m. Subsidiary means any organization that, at the inception date of this Bond, is named in the APPLICATION or is created during the BOND PERIOD and of which more than fifty percent (50%) of the outstanding securities or voting rights representing the present right to vote for election of directors is owned or controlled by the ASSURED either directly or through one or more of its subsidiaries.
n. Transportation Company means any organization which provides its own or its leased vehicles for transportation or which provides freight forwarding or air express services.
o. Voice Initiated Election means any election concerning dividend options available to Investment Company shareholders or subscribers which is requested by voice over the telephone.
p. Voice Initiated Redemption means any redemption of shares issued by an Investment Company which is requested by voice over the telephone.
q. Voice Initiated Funds Transfer Instruction means any Voice Initiated Redemption or Voice Initiated Election.
        For the purposes of these definitions, the singular includes the plural and the plural includes the singular, unless otherwise indicated.

General Exclusions - Applicable to All Insuring Clauses
2.       This bond does not directly or indirectly cover:
a. loss not reported to the COMPANY in writing within sixty (60) days after termination of this Bond as an entirety;
b. loss due to riot or civil commotion outside the United States of America and Canada, or any loss due to military, naval or usurped power, war or insurrection. This Section 2.b., however, shall not apply to loss which occurs in transit in the circumstances recited in INSURING CLAUSE 3., provided that when such transit was initiated there was no knowledge on the part of any person acting for the ASSURED of such riot, civil commotion, military, naval or usurped power, war or insurrection;
c. loss resulting from the effects of nuclear fission or fusion or radioactivity;
d. loss of potential income including, but not limited to, interest and dividends not realized by the ASSURED or by any customer of the ASSURED;
e. damages of any type for which the ASSURED is legally liable, except compensatory damages, but not multiples thereof, arising from a loss covered under this Bond;
f. costs, fees and expenses incurred by the ASSURED in establishing the existence of or amount of loss under this Bond, except to the extent covered under INSURING CLAUSE 11.;
g. loss resulting from indirect or consequential loss of any nature;
h. loss resulting from dishonest acts by any member of the Board of Directors or Board of Trustees of the ASSURED who is not an Employee, acting alone or in collusion with others;
i. loss, or that part of any loss, resulting solely from any violation by the ASSURED or by any Employee:
(1)      of any law regulating:
a.       the issuance, purchase or sale of securities,
b. securities transactions on security or commodity exchanges or the over the counter market,
c.       investment companies,
d.       investment advisors, or
(2) of any rule or regulation made pursuant to any such law; or
j.       loss of confidential information, material or data;
k. loss resulting from voice requests or instructions received over the telephone, provided however, this Section 2.k. shall not apply to INSURING CLAUSE 7. or 9.

Specific Exclusions - Applicable To All Insuring Clauses Except
Insuring Clause 1.
3.       This Bond does not directly or indirectly cover:
a.       loss caused by an Employee, provided, however, this
Section 3.a. shall not apply to loss covered under INSURING CLAUSE 2. or 3. which results directly from misplacement, mysterious unexplainable disappearance, or damage or destruction of Property;
b. loss through the surrender of property away from premises of the ASSURED as a result of a threat:
(1) to do bodily harm to any natural person, except loss of Property in transit in the custody of any person acting as messenger of the ASSURED, provided that when such transit was initiated there was no knowledge by the ASSURED of any such threat, and provided further that this Section 3.b. shall not apply to INSURING CLAUSE 7., or
(2) to do damage to the premises or Property of the ASSURED;
c. loss resulting from payments made or withdrawals from any account involving erroneous credits to such account;
d. loss involving Items of Deposit which are not finally paid for any reason provided however, that this Section 3.d. shall not apply to INSURING CLAUSE 10.;
e.       loss of property while in the mail;
f. loss resulting from the failure for any reason of a financial or depository institution, its receiver or other liquidator to pay or deliver funds or other Property to the ASSURED provided further that this Section 3.f. shall not apply to loss of Property resulting directly from robbery, burglary, misplacement, mysterious unexplainable disappearance, damage, destruction or removal from the possession, custody or control of the ASSURED.
g. loss of Property while in the custody of a Transportation Company, provided however, that this Section 3.g. shall not apply to INSURING CLAUSE 3.;
h. loss resulting from entries or changes made by a natural person with authorized access to a Computer System who acts in good faith on instructions, unless such instructions are given to that person by a software contractor or its partner, officer, or employee authorized by the ASSURED to design, develop, prepare, supply, service, write or implement programs for the ASSURED's Computer System; or
i. loss resulting directly or indirectly from the input of data into a Computer System terminal, either on the premises of the customer of the ASSURED or under the control of such a customer, by a customer or other person who had authorized access to the customer's authentication mechanism.

Specific Exclusions - Applicable To All Insuring Clauses Except Insuring Clauses 1., 4., And 5.
4.       This bond does not directly or indirectly cover:
a. loss resulting from the complete or partial non-payment of or default on any loan whether such loan was procured in good faith or through trick, artifice, fraud or false pretenses; provided, however, this Section 4.a. shall not apply to INSURING CLAUSE 8.;
b.       loss resulting from forgery or any alteration;
c.       loss involving a counterfeit provided, however, this
Section 4.c. shall not apply to INSURING CLAUSE 5. or 6.

Limit Of Liability/Non-Reduction And Non-Accumulation Of
Liability
5. At all times prior to termination of this Bond, this Bond shall continue in force for the limit stated in the applicable sections of ITEM 2. of the DECLARATIONS, notwithstanding any previous loss for which the COMPANY may have paid or be liable to pay under this Bond provided, however, that the liability of the COMPANY under this Bond with respect to all loss resulting from:
a. any one act of burglary, robbery or hold-up, or attempt thereat, in which no Employee is concerned or implicated, or
b. any one unintentional or negligent act on the part of any one person resulting in damage to or destruction or misplacement of Property, or
c. all acts, other than those specified in a. above, of any one person, or
d. any one casualty or event other than those specified in a., b., or c. above, shall be deemed to be one loss and shall be limited to the applicable LIMIT OF LIABILITY stated in ITEM 2. of the DECLARATIONS of this Bond irrespective of the total amount of such loss or losses and shall not be cumulative in amounts from year to year or from period to period.
All acts, as specified in c. above, of any one person which
i. directly or indirectly aid in any way wrongful acts of any other person or persons, or
ii. permit the continuation of wrongful acts of any other person or persons whether such acts are committed with or without the knowledge of the wrongful acts of the person so aided, and whether such acts are committed with or without the intent to aid such other person, shall be deemed to be one loss with the wrongful acts of all persons so aided.

Discovery
6. This Bond applies only to loss first discovered by an officer of the ASSURED during the BOND PERIOD. Discovery occurs at the earlier of an officer of the ASSURED being aware of:
a. facts which may subsequently result in a loss of a type covered by this Bond, or
b. an actual or potential claim in which it is alleged that the ASSURED is liable to a third party, regardless of when the act or acts causing or contributing to such loss occurred, even though the amount of loss does not exceed the applicable DEDUCTIBLE AMOUNT, or the exact amount or details of loss may not then be known.

Notice To Company - Proof - Legal Proceedings Against Company
7. a. The ASSURED shall give the COMPANY notice thereof at the earliest practicable moment, not to exceed sixty (60) days after discovery of loss, in an amount that is in excess of 50% of the applicable DEDUCTIBLE AMOUNT, as stated in ITEM 2. of the DECLARATIONS.
b. The ASSURED shall furnish to the COMPANY proof of loss, duly sworn to, with full particulars within six (6) months after such discovery.
c. Securities listed in a proof of loss shall be identified by certificate or bond numbers, if issued with them.
d. Legal proceedings for the recovery of any loss under this Bond shall not be brought prior to the expiration of sixty
(60) days after the proof of loss is filed with the COMPANY or after the expiration of twenty-four (24) months from the discovery of such loss.
e. This Bond affords coverage only in favor of the ASSURED. No claim, suit, action or legal proceedings shall be brought under this Bond by anyone other than the ASSURED.
f. Proof of loss involving Voice Initiated Funds Transfer Instruction shall include electronic recordings of such instructions.

Deductible Amount
8. The COMPANY shall not be liable under any INSURING CLAUSES of this Bond on account of loss unless the amount of such loss, after deducting the net amount of all reimbursement and/or recovery obtained or made by the ASSURED, other than from any Bond or policy of insurance issued by an insurance company and covering such loss, or by the COMPANY on account thereof prior to payment by the COMPANY of such loss, shall exceed the DEDUCTIBLE AMOUNT set forth in ITEM 3. of the DECLARATIONS, and then for such excess only, but in no event for more than the applicable LIMITS OF LIABILITY stated in ITEM 2. of the DECLARATIONS.
        There shall be no deductible applicable to any loss under INSURING CLAUSE 1. sustained by any Investment Company.

Valuation
9.       BOOKS OF ACCOUNT OR OTHER RECORDS
        The value of any loss of Property consisting of books of account or other records used by the ASSURED in the conduct of its business shall be the amount paid by the ASSURED for blank books, blank pages, or other materials which replace the lost books of account or other records, plus the cost of labor paid by the ASSURED for the actual transcription or copying of data to reproduce such books of account or other records.
        The value of any loss of Property other than books of account or other records used by the ASSURED in the conduct of its business, for which a claim is made shall be determined by the average market value of such Property on the business day immediately preceding discovery of such loss provided, however, that the value of any Property replaced by the ASSURED with the consent of the COMPANY and prior to the settlement of any claim for such Property shall be the actual market value at the time of replacement.
        In the case of a loss of interim certificates, warrants, rights or other securities, the production of which is necessary to the exercise of subscription, conversion, redemption or deposit privileges, the value of them shall be the market value of such privileges immediately preceding their expiration if said loss is not discovered until after their expiration. If no market price is quoted for such Property or for such privileges, the value shall be fixed by agreement between the parties.

        OTHER PROPERTY
        The value of any loss of Property, other than as stated above, shall be the actual cash value or the cost of repairing or replacing such Property with Property of like quality and value, whichever is less.

Securities Settlement
10. In the event of a loss of securities covered under this Bond, the COMPANY may, at its sole discretion, purchase replacement securities, tender the value of the securities in money, or issue its indemnity to effect replacement securities.
        The indemnity required from the ASSURED under the terms of this Section against all loss, cost or expense arising from the replacement of securities by the COMPANY'S indemnity shall be:
a. for securities having a value less than or equal to the applicable DEDUCTIBLE AMOUNT - one hundred (100%) percent;
b. for securities having a value in excess of the DEDUCTIBLE AMOUNT but within the applicable LIMIT OF LIABILITY - the percentage that the DEDUCTIBLE AMOUNT bears to the value of the securities;
c. for securities having a value greater than the applicable LIMIT OF LIABILITY - the percentage that the DEDUCTIBLE AMOUNT and portion in excess of the applicable LIMIT OF LIABILITY bears to the value of the securities.
        The value referred to in Section 10.a., b., and c. is the value in accordance with Section 9, VALUATION, regardless of the value of such securities at the time the loss under the COMPANY'S indemnity is sustained.
        The COMPANY is not required to issue its indemnity for any portion of a loss of securities which is not covered by this Bond; however, the COMPANY may do so as a courtesy to the ASSURED and at its sole discretion.
        The ASSURED shall pay the proportion of the Company's premium charge for the Company's indemnity as set forth in
Section 10.a., b., and c. No portion of the LIMIT OF LIABILITY shall be used as payment of premium for any indemnity purchased by the ASSURED to obtain replacement securities.

Subrogation - Assignment - Recovery
11. In the event of a payment under this Bond, the COMPANY shall be subrogated to all of the ASSURED'S rights of recovery against any person or entity to the extent of such payment. On request, the ASSURED shall deliver to the COMPANY an assignment of the ASSURED'S rights, title and interest and causes of action against any person or entity to the extent of such payment.
        Recoveries, whether effected by the COMPANY or by the ASSURED, shall be applied net of the expense of such recovery in the following order:
a. first, to the satisfaction of the ASSURED'S loss which would otherwise have been paid but for the fact that it is in excess of the applicable LIMIT OF LIABILITY,
b. second, to the COMPANY in satisfaction of amounts paid in settlement of the ASSURED'S claim,
c.       third, to the ASSURED in satisfaction of the applicable
DEDUCTIBLE AMOUNT, and
d. fourth, to the ASSURED in satisfaction of any loss suffered by the ASSURED which was not covered under this Bond.
        Recovery from reinsurance or indemnity of the COMPANY shall not be deemed a recovery under this section.

Cooperation Of Assured
12. At the COMPANY'S request and at reasonable times and places designated by the COMPANY, the ASSURED shall:
a. submit to examination by the COMPANY and subscribe to the same under oath,
b. produce for the COMPANY'S examination all pertinent records, and
c. cooperate with the COMPANY in all matters pertaining to the loss.
        The ASSURED shall execute all papers and render assistance to secure to the COMPANY the rights and causes of action provided for under this Bond. The ASSURED shall do nothing after loss to prejudice such rights or causes of action.

Termination
13. If the Bond is for a sole ASSURED, it shall not be terminated unless written notice shall have been given by the acting party to the affected party and to the Securities and Exchange Commission, Washington, D.C., not less than sixty (60) days prior to the effective date of such termination.
        If the Bond is for a joint ASSURED, it shall not be terminated unless written notice shall have been given by the acting party to the affected party, and by the COMPANY to all ASSURED Investment Companies and to the Securities and Exchange Commission, Washington, D.C., not less than sixty (60) days prior to the effective date of such termination.
        This Bond will terminate as to any one ASSURED, other than an Investment Company:
a. immediately on the taking over of such ASSURED by a receiver or other liquidator or by State or Federal officials, or
b. immediately on the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the ASSURED, or assignment for the benefit of creditors of the ASSURED, or
c. immediately upon such ASSURED ceasing to exist, whether through merger into another entity, disposition of all of its assets or otherwise.
        The COMPANY shall refund the unearned premium computed at short rates in accordance with the standard short rate cancellation tables if terminated by the ASSURED or pro rata if terminated for any other reason.
        If any partner, director, trustee, or officer or supervisory employee of an ASSURED not acting in collusion with an Employee learns of any dishonest act committed by such Employee at any time, whether in the employment of the ASSURED or otherwise, whether or not such act is of the type covered under this Bond, and whether against the ASSURED or any other person or entity, the ASSURED:
a. shall immediately remove such Employee from a position that would enable such Employee to cause the ASSURED to suffer a loss covered by this Bond; and
b. within forty-eight (48) hours of learning that an Employee has committed any dishonest act, shall notify the COMPANY, of such action and provide full particulars of such dishonest act.
        The COMPANY may terminate coverage as respects any Employee sixty (60) days after written notice is received by each ASSURED Investment Company and the Securities and Exchange Commission, Washington, D.C. of its desire to terminate this Bond as to such Employee.

Other Insurance
14. Coverage under this Bond shall apply only as excess over any valid and collectible insurance, indemnity or suretyship obtained by or on behalf of:
a.       the ASSURED,
b.       a Transportation Company, or
c. another entity on whose premises the loss occurred or which employed the person causing the loss or engaged the messenger conveying the Property involved.

Conformity
15. If any limitation within this Bond is prohibited by any law controlling this Bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

Change or Modification
16. This Bond or any instrument amending or affecting this Bond may not be changed or modified orally. No change in or modification of this Bond shall be effective except when made by written endorsement to this Bond signed by an authorized representative of the COMPANY.
        If this Bond is for a sole ASSURED, no change or modification which would adversely affect the rights of the ASSURED shall be effective prior to sixty (60) days after written notice has been furnished to the Securities and Exchange Commission, Washington, D.C., by the acting party.
        If this Bond is for a joint ASSURED, no charge or modification which would adversely affect the rights of the ASSURED shall be effective prior to sixty (60) days after written notice has been furnished to all insured Investment Companies and to the Securities and Exchange Commission, Washington, D.C., by the COMPANY.

==================================================================

                                      FEDERAL INSURANCE COMPANY

                                      Endorsement No.:  1

                                      Bond Number: 81948005

NAME OF ASSURED:    FEDERATED INVESTORS, INC.

DELETING VALUATION-OTHER PROPERTY ENDORSEMENT

It is agreed that this Bond is amended by deleting in its entirety the paragraph titled Other Property in Section 9., Valuation.


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  October 21, 2005

By

 /s/ Robert Hamburger
Authorized Representative

=================================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 2
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.


NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Government Cash Reserves
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust



This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  October 21, 2005

By

 /s/ Robert Hamburger
Authorized Representative

=====================================================================

                                      FEDERAL INSURANCE COMPANY
                                      Endorsement No.:  3
                                      Bond Number: 81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.


NON-CUMULATIVE ENDORSEMENT

It is agreed that in the event of a loss covered under this Bond and also covered under FEDERAL INSURANCE COMPANY'S Bond No. 81948105 issued to FEDERATED INVESTORS, INC., the SINGLE LOSS LIMIT OF LIABILITY under this Bond shall be reduced by any payment under Bond No. 81948105 and only the remainder, if any, shall be applicable to such loss hereunder.

                         Name and Address of Assured:
                         FEDERATED INVESTORS, INC.

                         1001 Liberty Avenue
                         Pittsburgh, PA 15222

                         Signature of Assured's Representative

                         Position/Title

                         Date


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  October 21, 2005

By

 /s/ Robert Hamburger
Authorized Representative

===============================================================

                                     FEDERAL INSURANCE COMPANY
                                     Endorsement No.:   4
                                     Bond Number: 81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

AMENDED ACQUISITION ENDORSEMENT

It is agreed that this Bond is amended as follows:

1.  By adding to General Agreements, Section C., Additional
Offices Or Employees-Consolidation, Merger Or Purchase Or
Acquisition Of Assets Or Liabilities-Notice To Company, the following:

If the ASSURED, other than an Investment Company, while this Bond is in force, newly creates any investment company registered under the Investment Company Act of 1940, the ASSURED shall not have the coverage afforded under this Bond for such newly created investment company unless the ASSURED:
(a) gives the COMPANY written notice of such creation not more than thirty (30) days after the Interim Reporting Period during which such investment company is created; (b) provides any other information as required by the COMPANY; and (c) pays the COMPANY any additional premium required.

2. Interim Reporting Period means the period from 10/1/2005 to 1/1/2006, and each 90 day period thereafter until the expiration of the BOND PERIOD.

3. This endorsement shall not modify or change the applicable LIMITS OF LIABILITY stated in ITEM 2. of the DECLARATIONS of this Bond irrespective of the total number of newly created investment companies registered under the Investment Company Act of 1940 and reported to the COMPANY in accordance with the terms and conditions of this endorsement.


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  October 21, 2005

By

 /s/ Robert Hamburger
Authorized Representative

==================================================================

                                     FEDERAL INSURANCE COMPANY
                                     Endorsement No.:   5
                                     Bond Number: 81948005

NAME OF ASSURED:    FEDERATED INVESTORS, INC.

NON-REGISTERED FUNDS ENDORSEMENT

It is agreed that this Bond is amended by deleting in its entirety from Section 1., Definitions, the definition of Investment Company and substituting the following:

g. Investment Company means any investment company listed under the NAME OF ASSURED on the DECLARATIONS.


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  October 21, 2005

By

 /s/ Robert Hamburger
Authorized Representative

==============================================================

Effective date of
this endorsement: October 1, 2005  FEDERAL INSURANCE COMPANY

                                   Endorsement No.:     6

                                   To be attached to and form
                                   a part of
                                   Number:   81948005


Issued to:      FEDERATED INVESTORS, INC.

COMPLIANCE WITH APPLICABLE TRADE SANCTION LAWS RIDER

It is agreed that this insurance does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit the coverage provided by this insurance.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  October 21, 2005

By

 /s/ Robert Hamburger
Authorized Representative

================================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 7
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement
Number(s) 2 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on October 24, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  March 7, 2006

By

 /s/ Robert Hamburger
Authorized Representative

==============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 8
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.


NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund


Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Government Cash Reserves
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust



This Endorsement applies to loss discovered after 12:01 a.m. on October 24, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  March 7, 2006

By

 /s/ Robert Hamburger
Authorized Representative

=================================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 9
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement
Number(s) 8 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on December 9, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  March 7, 2006

By

 /s/ Robert Hamburger
Authorized Representative

=============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 10
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust



This Endorsement applies to loss discovered after 12:01 a.m. on December 9, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  March 7, 2006

By

 /s/ Robert Hamburger
Authorized Representative

===============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 11
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement
Number(s) 10 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on December 20, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  March 7, 2006

By

 /s/ Robert Hamburger
Authorized Representative

==============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 12
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund


Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust



This Endorsement applies to loss discovered after 12:01 a.m. on December 20, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  March 7, 2006

By

 /s/ Robert Hamburger
Authorized Representative

=============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 13
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement
Number(s) 12 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  May 8, 2006

By

 /s/ Robert Hamburger
Authorized Representative

===================================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 14
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust



This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  May 8,2006

By

 /s/ Robert Hamburger
Authorized Representative

================================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 15
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement
Number(s) 14 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 7, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  May 8, 2006

By

 /s/ Robert Hamburger
Authorized Representative

==============================================================


                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 16
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Total Return Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund
Federated Target ETF Fund 2015
Federated Target ETF Fund 2025
Federated Target ETF Fund 2035

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated European Equity Fund
Federated Global Equity Fund
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund
Federated Global Value Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust


This Endorsement applies to loss discovered after 12:01 a.m. on March 7, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  May 8,2006

By

 /s/ Robert Hamburger
Authorized Representative

===============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 17
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement
Number(s) 16 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 31, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  May 8, 2006

By

 /s/ Robert Hamburger
Authorized Representative

==============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 18
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund
Federated Target ETF Fund 2015
Federated Target ETF Fund 2025
Federated Target ETF Fund 2035

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.

Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Money Market Trust
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for Short-Term U.S. Government Securities
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust



This Endorsement applies to loss discovered after 12:01 a.m. on March 31, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  May 8, 2006

By

 /s/ Robert Hamburger
Authorized Representative

================================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No.: 19
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

DELETE AN ENDORSEMENT

It is agreed that this Bond is amended by deleting Endorsement
Number(s) 18 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on June 12, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  August 15, 2006

By

 /s/ Robert Hamburger
Authorized Representative

===============================================================

                                   FEDERAL INSURANCE COMPANY
                                   Endorsement No: 20
                                   Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Federated Investors, Inc.

Capital Preservation Fund

Cash Trust Series, Inc.
Government Cash Series
Municipal Cash Series
Prime Cash Series
Treasury Cash Series

Cash Trust Series II
Municipal Cash Series II
Treasury Cash Series II

Edward Jones Money Market Fund

Federated Intermediate Govt. Fund (formerly Federated Limited
Duration Govt. Fund, Inc.)

Federated American Leaders Fund, Inc.

Federated Adjustable Rate Securities Fund

Federated Core Trust
High Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Government Pool
Federated Prime Pool
Federated Inflation-Protected Securities Core Fund

Federated Core Trust II, LP
Emerging Markets Fixed Income Core Fund
Capital Appreciation Core Fund
Market Plus Core Fund

Federated Equity Funds
Federated Capital Appreciation Fund
Federated Kaufmann Fund
Federated Technology Fund
Federated Mid Cap Growth Strategies Fund
Federated Large Cap Growth Fund
Federated Market Opportunity Fund
Federated Kaufmann Small Cap Fund
Federated Strategic Value Fund

Federated Equity Income Fund, Inc.

Federated Fixed Income Securities, Inc.
Federated Limited Term Municipal Fund
Federated Municipal Ultrashort Fund
Federated Strategic Income Fund

Federated GNMA Trust

Federated Government Income Securities, Inc.

Federated High Income Bond Fund, Inc.

Federated High Yield Trust

Federated Income Securities Trust
Federated Capital Income Fund
Federated Intermediate Corporate Bond Fund
Federated Short Term Income Fund
Federated Fund for U.S. Government Securities
Federated Muni & Stock Advantage Fund

Federated Income Trust

Federated Index Trust
Federated Max-Cap Index Fund
Federated Mid-Cap Index Fund
Federated Mini-Cap Index Fund

Federated Institutional Trust
Federated Government Ultrashort Duration Fund
Federated Institutional High Yield Bond Fund
Federated Intermediate Government/Corporate Fund

Federated Insurance Series
Federated American Leaders Fund II
Federated Capital Appreciation Fund II
Federated Equity Income Fund II
Federated Fund for U.S. Government Securities II
Federated Mid Cap Growth Strategies Fund II
Federated High Income Bond Fund II
Federated International Equity Fund II
Federated Kaufmann Fund II
Federated Prime Money Fund II
Federated Quality Bond Fund II
Federated Capital Income Fund II
Federated Market Opportunity Fund II

Federated International Funds PLC
Federated High Income Advantage Fund
Federated Short-Term Euro Fund
Federated Short-Term U.S. Government Sec. Fund
Federated Short-Term U.S. Prime Fund
Federated Short-Term U.S. Treasury Sec. Fund
Federated U.S. Bond Fund

Federated International Series, Inc.
Federated International Bond Fund
Federated International Equity Fund

Federated Investment Series Fund, Inc.
Federated Bond Fund

Federated Managed Allocation Portfolios
Federated Growth Allocation Fund
Federated Moderate Allocation Fund
Federated Conservative Allocation Fund
Federated Balanced Allocation Fund
Federated Target ETF Fund 2015
Federated Target ETF Fund 2025
Federated Target ETF Fund 2035

Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal Securities Fund, Inc.

Federated Municipal Securities Income Trust
Federated California Municipal Income Fund
Federated Michigan Intermediate Municipal Trust
Federated New York Municipal Income Fund
Federated North Carolina Municipal Income Fund
Federated Ohio Municipal Income Fund
Federated Pennsylvania Municipal Income Fund
Federated Vermont Municipal Income Fund

Federated Premier Intermediate Municipal Income Fund

Federated Premier Municipal Income Fund

Federated Short-Term Municipal Trust

Federated Stock and Bond Fund, Inc.
Federated Stock Trust

Federated Strategic Investment Series Fund, L.P.
Federated Enhanced Reserves Fund
Federated Enhanced Reserves Rated Fund

Federated Total Return Series, Inc.
Federated Mortgage Fund
Federated Total Return Bond Fund
Federated Ultrashort Bond Fund

Federated U.S. Government Bond Fund

Federated U.S. Government Securities Fund:  1-3 Years

Federated U.S. Government Securities Fund:  2-5 Years

Federated Total Return Government Bond Fund

Federated Unit Trust
Domestic Equity Portfolio (Europa-Aktien)
European Stock and Bond Portfolio (Profutur)
High Quality, Domestic Bond Portfolio (Euro-Renten)
High Quality, Intn'l Bond Portfolio (Inter-Renten)
International Equity Portfolio (Inter-Aktien)
Short-Term Bond Portfolio (Euro-Kurzlaufer)

Federated World Investment Series, Inc.
Federated International Value Fund
Federated International Capital Appreciation Fund
Federated International High Income Fund
Federated International Small Company Fund

Intermediate Municipal Trust
Federated Intermediate Municipal Trust

Money Market Obligations Trust
Alabama Municipal Cash Trust
Arizona Municipal Cash Trust
Automated Cash Management Trust
Automated Government Cash Reserves
Automated Government Money Trust
Automated Treasury Cash Reserves
California Municipal Cash Trust
Connecticut Municipal Cash Trust
Federated Capital Reserves Fund
Federated Master Trust
Federated Government Reserves Fund
Federated Municipal Trust
Federated Short-Term U.S. Government Trust
Federated Tax-Free Trust
Florida Municipal Cash Trust
Georgia Municipal Cash Trust
Government Obligations Fund
Government Obligations Tax Managed Fund
Liberty U.S. Government Money Market Trust
Liquid Cash Trust
Maryland Municipal Cash Trust
Massachusetts Municipal Cash Trust
Michigan Municipal Cash Trust
Minnesota Municipal Cash Trust
Money Market Management, Inc.
Municipal Obligations Fund
New Jersey Municipal Cash Trust
New York Municipal Cash Trust
North Carolina Municipal Cash Trust
Ohio Municipal Cash Trust
Pennsylvania Municipal Cash Trust
Prime Cash Obligations Fund
Prime Management Obligations Fund
Prime Obligations Fund
Prime Value Obligations Fund
Tax-Free Instruments Trust
Tax-Free Obligations Fund
Treasury Obligations Fund
Trust for U.S. Treasury Obligations
U.S. Treasury Cash Reserves
Virginia Municipal Cash Trust

Federated Managed Pool Series
Federated Corporate Bond Strategy Portfolio



This Endorsement applies to loss discovered after 12:01 a.m. on June 12, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  August 15, 2006

By

 /s/ Robert Hamburger
Authorized Representative

==============================================================

                              FEDERAL INSURANCE COMPANY
                              Endorsement No.:       21
                              Bond Number:  81948005

NAME OF ASSURED:     FEDERATED INVESTORS, INC.


It is agreed that the NAME OF ASSURED Federated Intermediate
Govt. Fund (formerly Federated Limited Duration Govt. Fund,
Inc.) is amended to read as follows:

Federated Intermediate Govt. Fund, Inc. (formerly Federated
Limited Duration Govt. Fund, Inc.)


This Endorsement applies to loss discovered after 12:01 a.m. on October 1, 2005.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date:  September 8, 2006

By

 /s/ Robert Hamburger
Authorized Representative


================================================================

Chubb & Son, div. of Federal Insurance Company as manager of the member insurers of the Chubb Group of Insurance Companies


POLICYHOLDER
DISCLOSURE NOTICE OF
TERRORISM INSURANCE COVERAGE
(for policies with no terrorism exclusion or sublimit)

You are hereby notified that, under the Terrorism Risk Insurance Act of 2002 (the "Act") effective November 26, 2002, this policy makes available to you insurance for losses arising out of certain acts of international terrorism. Terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals acting on behalf of any foreign person or foreign interest, as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

You should know that the insurance provided by your policy for losses caused by acts of terrorism is partially reimbursed by the United States under the formula set forth in the Act. Under this formula, the United States pays 90% of covered terrorism losses that exceed the statutorily established deductible to be paid by the insurance company providing the coverage. The portion of your policy's annual premium that is attributable to insurance for such acts of terrorism is: $ -0-.

If you have any questions about this notice, please contact your agent or broker.





FEDERATED INVESTORS, INC.
FIDELITY BOND COVERAGE REVIEW - FEDERATED FUNDS
For September 29, 2006





               FUND                  MONTHLY AVERAGE        GROSS ASSETS          REQUIRED
                                        NET ASSETS     (ASSETS & LIABILITIES*)  COVERAGE BY
                                                                               INVESTMENT CO.
CASH TRUST SERIES, INC.
GCS                                       $477,965,912
MCS                                       $356,869,978
PCS                                     $4,117,106,014
TCS                                       $353,433,553
                                                                $5,411,482,966     $2,500,000

CASH TRUST SERIES II
MCSII                                      $18,861,313
TCSII                                     $279,442,737
                                                                  $285,031,592       $750,000

EDWARD JONES MONEY MARKET FUND
JONES                                  $14,343,673,901
                                                               $14,630,547,379     $2,500,000

FEDERATED AMERICAN LEADERS FUND, INC.
ALF                                     $2,177,428,779
                                                                $2,220,977,355     $1,700,000

FEDERATED ADJUSTABLE RATE SECURITIES FUND
FARSF                                     $126,201,784
                                                                  $128,725,820       $525,000
FEDERATED CORE TRUST
FGP                                                 $0
FPP                                                 $0
HYCORE                                    $761,699,469
IPCORE                                              $0
MBCORE                                  $1,259,515,617
                                                                $2,061,639,388     $1,700,000
MBCORE is a Blended Fund and its
assets are also counted in participating Federated Funds

FEDERATED CORE TRUST II, LP
CACORE                                    $146,298,767
EMCORE                                    $381,948,559
MPCORE                                     $36,460,398
                                                                  $576,001,879       $900,000

FEDERATED EQUITY FUNDS
FCAF                                    $2,181,243,231
FTF                                        $67,791,993
FMGSF                                     $605,841,842
FKAUF                                   $8,934,493,001
FKSCF                                     $999,511,947
FSVF                                      $472,575,385
FLCGF                                     $160,757,527
FMOPF                                   $3,016,957,569
                                                               $16,767,955,946     $2,500,000


FEDERATED EQUITY INCOME FUND, INC.
FEIF                                    $1,093,636,831
                                                                $1,115,509,568     $1,250,000

FEDERATED FIXED INCOME SECURITES, INC.
LTMF                                       $74,060,468
FMUSF                                     $246,387,276
SIF                                     $1,048,886,106
                                                                $1,396,720,526     $1,250,000

FEDERATED GNMA TRUST
FGNMA                                     $530,433,556
                                                                  $541,042,227       $900,000

FEDERATED GOVERNMENT INCOME SECURITIES, INC.
GISI                                      $593,587,898
                                                                  $605,459,656       $900,000

FEDERATED HIGH INCOME BOND FUND, INC.
FHIBF                                   $1,299,654,663
                                                                $1,325,647,756     $1,250,000

FEDERATED HIGH YIELD TRUST
FHYT                                      $261,980,070
                                                                  $267,219,671       $750,000

FEDERATED INCOME SECURITIES TRUST
FCIF                                      $528,091,435
FUSG                                      $895,934,029
FMSAF                                     $619,946,395
FICBF                                     $246,668,130
FSTIF                                     $249,089,877
                                                                $2,590,524,464     $1,900,000

FEDERATED INCOME TRUST
FIT                                       $478,532,589
                                                                  $488,103,241       $750,000

FEDERATED INDEX TRUST
MDCF                                    $1,166,294,130
MNCF                                      $103,281,329
MXCF                                    $1,275,659,535
                                                                $2,596,139,694     $1,900,000

FEDERATED INSTITUTIONAL TRUST
FIGCF                                      $28,222,661
FIHYBF                                     $27,310,943
FGUSF                                     $228,411,704
                                                                  $289,624,214       $750,000

FEDERATED INSURANCE SERIES
IFALF                                     $235,408,377
IFCAF                                      $24,478,692
IFEIF                                      $58,957,635
IFMGSF                                     $47,838,252
IFHIBF                                    $318,816,638
IFIEF                                      $65,424,924
IFKAUF                                     $93,110,443
IFMOPF                                      $3,676,622
IFPMF                                      $76,940,355
IFQBF                                     $472,850,130
IFCIF                                      $60,623,522
IFUSG                                     $402,724,659
                                                                $1,898,067,254     $1,500,000

FEDERATED INTERNATIONAL SERIES INC.
FIBF                                      $159,340,294
IEF                                       $291,252,458
                                                                  $459,604,607       $750,000

FEDERATED INVESTMENT SERIES FUND, INC.
FBF                                     $1,008,407,439
                                                                $1,028,575,588     $1,250,000

FEDERATED INTERMEDIATE GOVERNMENT FUND, INC.
FIGF                                       $41,459,793
                                                                   $42,288,989       $350,000

FEDERATED MANAGED ALLOCATION PORTFOLIOS
FT2015                                        $183,241
FT2025                                        $439,605
FT2035                                        $354,922
FBAF                                       $24,097,306
FCOAF                                      $77,166,503
FGAF                                       $63,200,068
FMAF                                      $106,537,060
                                                                  $251,841,703       $750,000

FEDERATED MANAGED POOL SERIES
FMSP                                                $0
FIBSP                                               $0
FHYSP                                               $0
FCP                                         $5,141,772
                                                                    $5,244,607       $150,000






FEDERATED MDT SERIES
MACC                                      $217,003,930
MBF                                        $87,820,836
MLCG                                          $789,210
MMCG                                          $385,998
MSCC                                        $3,791,246
MSCG                                          $789,112
MSCV                                        $4,819,484
MTAAC                                       $4,984,231
MSTB                                       $34,415,696
                                                                  $361,895,739       $750,000

FEDERATED MUNICIPAL HIGH YIELD ADVANTAGE FUND, INC.
FMHYAF                                    $582,651,887
                                                                  $594,304,925       $900,000

FEDERATED MUNICIPAL SECURITIES FUND, INC.
FMSF                                      $472,341,401
                                                                  $481,788,229       $750,000

FEDERATED MUNICIPAL SECURITIES INCOME TRUST
FMHYAF                                              $0
CAMIF                                      $84,670,865
MIIMT                                     $166,838,524
NCMIF                                      $46,930,759
NYMIF                                      $46,514,682
OHMIF                                     $118,359,054
PAMIF                                     $310,996,686
VTMIF                                      $36,094,799
                                                                  $826,613,477     $1,000,000

FEDERATED PREMIER MUNICIPAL INCOME FUND
FPMIF                                      $93,435,948
                                                                   $95,304,667       $450,000

FEDERATED PREMIER INTERMEDIATE MUNICIPAL INCOME FUND
FPIMIF                                    $101,585,336
                                                                  $103,617,043       $525,000

FEDERATED SHORT-TERM MUNICIPAL TRUST
STMT                                      $207,202,845
                                                                  $211,346,902       $600,000

FEDERATED STOCK AND BOND FUND, INC.
SBF                                       $284,505,431
                                                                  $290,195,540       $750,000

FEDERATED STOCK TRUST
FST                                       $732,115,902
                                                                  $746,758,220       $900,000
FEDERATED TOTAL RETURN GOVERNMENT BOND FUND
FTRGBF                                    $428,451,654
                                                                  $437,020,687       $750,000

FEDERATED TOTAL RETURN SERIES, INC.
FMF                                       $336,519,969
FTRBF                                   $1,587,072,972
FUSBF                                     $431,438,894
                                                                $2,402,132,472     $1,700,000

FEDERATED U.S. GOVERNMENT BOND FUND
FUSGBF                                     $85,078,904
                                                                   $86,780,482       $450,000

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 1-3 YEARS
GOV1-3                                    $411,636,468
                                                                  $419,869,198       $750,000

FEDERATED U.S. GOVERNMENT SECURITIES FUND: 2-5 YEARS
GOV2-5                                    $672,482,642
                                                                  $685,932,295       $900,000

FEDERATED WORLD INVESTMENT SERIES, INC.
FIVF                                      $128,800,763
FICAF                                     $191,671,020
FIHIF                                     $194,028,701
FISCF                                     $507,817,575
                                                                $1,042,764,420     $1,250,000

INTERMEDIATE MUNICIPAL TRUST
IMT                                       $164,198,296
                                                                  $167,482,261       $600,000

MONEY MARKET OBLIGATIONS TRUST
ACMT                                    $2,710,775,580
AGCR                                      $480,870,236
AGMT                                      $549,465,562
ALMCT                                     $275,851,536
ATCR                                       $88,987,234
AZMCT                                      $75,537,136
CMCT                                    $2,316,735,899
CTMCT                                     $209,477,834
FCRF                                    $8,286,680,931
FGRF                                    $7,804,024,420
FLMCT                                     $500,851,046
FMUTR                                     $427,848,064
FMT                                       $192,910,027
FSTG                                      $213,286,755
FTFT                                      $196,279,354
GAMCT                                     $655,829,415
GOF                                    $10,932,315,456
GOTMF                                   $3,609,054,415
LCT                                       $111,885,026
LIB                                       $297,660,938
MAMCT                                     $287,806,709
MDMCT                                      $83,797,620
MIMCT                                     $248,584,386
MMM                                        $35,930,331
MNMCT                                     $445,909,407
MOF                                     $6,071,240,215
NCMCT                                     $266,709,579
NJMCT                                     $343,651,859
NYMCT                                   $1,440,080,704
OHMCT                                     $292,623,560
PAMCT                                     $461,835,501
PCOF                                    $7,430,783,539
PMOF                                    $3,960,749,556
POF                                    $21,362,384,381
PVOF                                   $10,413,781,429
TFIT                                    $2,667,054,820
TFOF                                    $8,069,148,205
TOF                                    $14,083,365,942
TTO                                       $510,563,815
USTCR                                   $2,712,899,348
VAMCT                                     $531,407,421
                                                              $124,089,767,893     $2,500,000


TOTALS:                             186,345,456,522.55        $190,027,550,538    $44,950,000


                                               COVERAGE FOR FEDERATED FUNDS

                                               CURRENT COVERAGE:    $50,000,000

                                               COVERAGE CUSHION:    10.10%

                                                                    $5,050,000


*ANA multiplied by 102% to approximate gross assets.
  Liabilities are generally 2% of gross assets.











                           JOINT INSUREDS AGREEMENT



Capital Preservation Fund; Cash Trust Series, Inc.; Cash Trust Series II; Edward Jones Money Market Fund; Federated American Leaders Fund, Inc.; Federated Adjustable Rate Securities Fund; Federated Core Trust; Federated Core Trust II,
L.P.: Federated Equity Funds; Federated Equity Income Fund, Inc.; Federated Fixed Income Securities, Inc.; Federated GNMA Trust; Federated Government Income Securities, Inc.; Federated High Income Bond Fund, Inc.; Federated High Yield Trust; Federated Income Securities Trust; Federated Income Trust; Federated Index Trust; Federated Institutional Trust; Federated Insurance Series; Federated Intermediate Government Fund, Inc.; Federated International Funds PLC; Federated International Series, Inc.; Federated Investment Series Fund, Inc.; Federated Managed Allocation Portfolios; Federated Municipal High Yield Advantage Fund, Inc.; Federated Municipal Securities Fund, Inc.; Federated Municipal Securities Income Trust; Federated Premier Intermediate Municipal Income Fund; Federated Premier Municipal Income Fund; Federated Short-Term Municipal Trust; Federated Stock and Bond Fund, Inc.; Federated Stock Trust; Federated Strategic Investment Series Fund, L.P.; Federated Total Return Series, Inc.; Federated Total Return Government Bond Fund; Federated U.S. Government Bond Fund; Federated U.S. Government Securities Fund: 1-3 Years; Federated U.S. Government Securities Fund: 2-5 Years; Federated World Investment Series, Inc.; Intermediate Municipal Trust; Federated Unit Trust; Money Market Obligations Trust; (hereinafter referred to as the "Parties") do hereby enter into this Agreement to be effective August 17, 2005, and agree as follows:





                               W I T N E S E TH :



       WHEREAS, the Parties have procured a joint insured fidelity bond program from Continental Casualty Company, Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, The Travelers Casualty & Surety Company of America and The Fidelity & Deposit Company of MD, which the parties have approved in form and amount (hereinafter referred to as "the Bond");



    WHEREAS, the Parties procured the Bond for the purpose of protecting their respective assets against events of loss, theft or misappropriation by their respective officers and employees; and

    WHEREAS, the Parties hereto desire to enter into an agreement so as to be in compliance with 17 CFR 270.17g-1(f).

    NOW THEREFORE, the Parties hereto, intending to be legally bound hereby, agree as follows:

    1. In the event recovery is received under the Bond as a result of a loss sustained by any registered management investment company that is named in the Bond and one or more of the other Parties to the Bond, the registered investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage as provided, by 17 CFR 270.17g-1(d)(1).

    2. Registered management investment companies, collective investment funds, and investment companies exempt from registration under the Investment Company Act of 1940, or series thereof, which become effective in the future, and future established series of registered management investment companies, collective investment funds, or investment companies exempt from registration under the Investment Company Act of 1940, which are currently Parties, are hereafter referred to as "Future Funds". Such Future Funds which are advised and/or distributed and/or administered by companies which are subsidiaries or affiliates of Federated Investors, Inc. may undertake action to become parties to the Bond by executing a counterpart signature page to this Agreement.

    3. This Agreement may be amended or modified by a written agreement executed by the Parties.

    4. This Agreement shall be construed and the provisions thereof interpreted in accordance with the laws of Pennsylvania.

    5. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement with respect to the subject hereof, whether oral or written, among any or all of the parties.

















       IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.


                    Cash Trust Series, Inc.
                    Cash Trust Series II
                    Edward Jones Money Market Fund
                    Federated American Leaders Fund, Inc.
                    Federated Adjustable Rate Securities Fund
                    Federated Core Trust
                    Federated Core Trust II, L.P.
                    Federated Equity Funds
                    Federated Equity Income Fund, Inc.
                    Federated Fixed Income Securities, Inc.
                    Federated GNMA Trust
                    Federated Government Income Securities, Inc.
                    Federated High Income Bond Fund, Inc.
                    Federated High Yield Trust
                    Federated Income Securities Trust
                    Federated Income Trust
                    Federated Index Trust
                    Federated Institutional Trust
                    Federated Insurance Series
                    Federated Intermediate Government Fund, Inc.
                    Federated International Series, Inc.
                    Federated Investment Series Funds, Inc.
                    Federated Managed Allocation Portfolios
                    Federated Municipal High Yield Advantage Fund, Inc. Federated Municipal Securities Fund, Inc.
                    Federated Municipal Securities Income Trust
                    Federated Premier Intermediate Municipal Income Fund Federated Premier Municipal Income Fund
                    Federated Short-Term Municipal Trust
                    Federated Stock and Bond Fund, Inc.
                    Federated Stock Trust
                    Federated Total Return Series, Inc.
                    Federated Total Return Government Bond Fund
                    Federated U.S. Government Bond Fund
                    Federated U.S. Government Securities Fund: 1-3 Years Federated U.S. Government Securities Fund: 2-5 Years Federated World Investment Series, Inc.
                    Intermediate Municipal Trust
                    Money Market Obligations Trust


                    /s/ John W. McGonigle
                    John W. McGonigle, Secretary




                    Capital Preservation Fund


                    /s/ Joseph M. Huber
                    Joseph M. Huber, Secretary




                    Federated International Funds PLC
                    Federated Unit Trust


                    /s/ C. Todd Gibson
                    C. Todd Gibson, Secretary




                    Federated Strategic Investment Series Fund, L.P.


                    /s/ Peter J. Germain
                    Peter J. Germain, Secretary

                      FEDERATED JOINT INSURED'S AGREEMENT
                                  AMENDMENT #1
                              DATED JUNE 30, 2006



The entities designated below require that the Joint Insured's Agreement filed with the Securities and Exchange Commission on August 17, 2005 be amended as follows:



ENTITY NAME                                                        EFFECTIVE
DATE

Federated Managed Pool Series                                      6/12/2006




                                 /s/ G. Andrew Bonnewell
                                 G. Andrew Bonnewell, Secretary

                      FEDERATED JOINT INSURED'S AGREEMENT
                                  AMENDMENT #2
                            DATED SEPTEMBER 29, 2006



The entities designated below require that the Joint Insured's Agreement filed with the Securities and Exchange Commission on August 17, 2005 be amended as follows:



ENTITY NAME                                                        EFFECTIVE
DATE

ADD Federated MDT Series                                                 8/10/06




                                 /s/ John W. McGonigle
                                 John W. McGonigle, Secretary